EXHIBIT 8.1

July 27, 2005

Gramercy Capital Corp.
420 Lexington Avenue
New York, New York 10170

Re:    REIT Status of Gramercy Capital Corp.

Ladies and Gentlemen:

        We have acted as counsel to Gramercy Capital Corp., a Maryland corporation (the "Company") and GKK Capital LP, a Delaware limited partnership (the "Operating Partnership"), in connection with the Form S-3 registration statement of the Company to be filed with the Securities and Exchange Commission (the "SEC") on or about July 27, 2005, under the Securities Act of 1933, as amended (together with any amendments thereto, the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings given in the Registration Statement.

        The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

        In rendering the opinion expressed herein, we have examined and relied on the following items:

1.
the Articles of Amendment and Restatement of the Company;

2.
the bylaws of the Company;

3.
the Certificate of Representations dated as of the date hereof, provided to us by the Company (the "Certificate of Representations");

4.
the Registration Statement;

5.
the Agreement of the Operating Partnership, dated as of August 2, 2004; and

6.
such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

        In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended; (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (vi) the Company at all times will operate in accordance with the method of operation described in its organizational documents and the Certificate of Representations.

        For purposes of rendering the opinion stated below, we have also assumed that (i) the accuracy of the representations contained in the Certificate of Representations and that each representation contained in such Certificate of Representations to the best of the Company's knowledge is accurate and complete without regard to such qualification as to the best of the Company's knowledge, and (ii) no action will be taken by the Company that is inconsistent with the Company's status as a REIT for any period prior or subsequent to the date hereof. As of the date hereof, no facts have come to our attention which would lead us to believe that we are not justified in relying upon the Certificate of Representations.

        Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that for its taxable year ended December 31, 2004, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code.

        The opinion set forth above represents our conclusion based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinion referred to herein. Moreover, the Company's qualification as a REIT depends upon the ability of the Company to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any single taxable year have satisfied or will satisfy the tests necessary to qualify as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

        The opinion set forth in this letter: (i) is limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof; and (iii) is rendered by us at the request of the Company. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP